Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2018 RESULTS

•           Third quarter sales of $456 million, up 12% from $407 million in Q3 FY2017

•           Third quarter diluted earnings per share from continuing operations of $0.90, or $0.49 on an adjusted basis, compared to $0.42 in Q3 FY2017

•           Sales growth of 11% in our Aviation Services segment

WOOD DALE, ILLINOIS (March 20, 2018) — AAR CORP. (NYSE: AIR) today reported third quarter Fiscal Year 2018 consolidated sales of $456.3 million and income from continuing operations of $31.3 million, or $0.90 per diluted share.  For the third quarter of the prior year, the Company reported sales of $407.2 million and income from continuing operations of $14.4 million, or $0.42 per diluted share.  The current period results include a tax benefit of $13.0 million, or $0.38 per diluted share, to reflect the estimated re-measurement impact of the U.S. Tax Cuts and Job Act on our deferred tax liabilities.  Our adjusted diluted earnings per share from continuing operations was $0.49 in the current quarter compared to $0.42 in the third quarter of the prior year.  We have decided to pursue the sale of our contractor-owned, contractor-operated (COCO) business formerly included in our Expeditionary Services segment.  As a result, the COCO business has been reported as discontinued operations for all periods presented.

Sales in Aviation Services increased 11.4% in the quarter over the prior year representing a continuing trend of double-digit year over year growth.  The strong sales growth in our industry-leading integrated supply chain solutions and parts supply activities has more than offset the impact from the wind-down of the KC-10 CLS Program which declined to $3.6 million in sales in the current quarter from $24.3 million in the prior year quarter.

Sales in Expeditionary Services increased $5.5 million or 22.5% from the prior year period primarily reflecting the continued recovery in sales volumes for our mobility products business.

“Our strategy of driving sales growth across all of our connected businesses through our best-in-class aviation services is on track,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  Storch continued, “Our differentiated capabilities provide us the basis to continue on our existing growth trajectory as we progress through our long-term transformation.”

“We continued our success with another strong quarter of results led by our parts supply and programs activities,” said John M. Holmes, President and Chief Operating Officer of AAR CORP.  Holmes continued, “We expect this momentum to continue as market demand for our services remains strong and as we ramp-up on new contract awards including the DoS INL/A Worldwide Aviation Support Services (INL/A WASS) program and the USAF Landing Gear PBL program.”

Consolidated gross profit margins increased to 17.0% in the current quarter from 16.3% in the prior year quarter driven by increased sales.  Third quarter sales to commercial customers represented 76.9% of consolidated sales, compared to 74.2% of consolidated sales in the third quarter of last year.  Sales to government and defense customers represented 23.1% of consolidated sales compared to 25.8% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 11.7% for the quarter, compared to 10.6% last year.  During the quarter, we incurred approximately $1.1 million of severance costs in connection with an early retirement program.  In addition, we continued to experience legal costs associated with the defense of our INL/A WASS contract.

Net interest expense from continuing operations for the quarter was $2.2 million compared to $1.3 million last year.  Also during the quarter, the Company paid cash dividends of $2.5 million, or $0.075 per share, and repurchased 201,536 shares at an average price of $38.99.  Average diluted share count for the quarter was 34.5 million compared to 34.2 million in the third quarter last year.

As a result of winning the INL/A WASS contract and ramping up our services during the transition period, we have repositioned our key resources to focus on this program into our government-owned, contractor-operated (GOCO) business and have decided to pursue the sale of our COCO business.  The COCO business has been reported as discontinued operations for all periods presented.  We have recognized a goodwill impairment charge of $9.8 million within discontinued operations related to the COCO business.

Holmes continued, “Our decision to shift our focus and essential resources to the GOCO business is designed to deliver superior service to our government customers.  This shift is also important to delivering world class service to the DoS on the recently commenced INL/A WASS program.  We expect to be fully operational on the INL/A WASS program in May at which point the program will be a contributor to earnings.”

Net debt at February 28, 2018 was $172.3 million compared to $159.1 million at February 28, 2017.  During the quarter, we entered into an accounts receivable financing program to provide additional financial flexibility and availability.  This financing program is off-balance sheet with the receivables sold eliminated from our balance sheet.  We incurred $0.4 in one-time fees and expenses to establish the financing program.

Cash flow from operating activities from continuing operations was $50.3 million during the current quarter compared to a use of cash of $18.3 million in the prior year quarter.  The new accounts receivable financing program contributed $52.3 million to the current quarter’s operating cash flows.

Storch continued, “We are affirming our guidance for fiscal 2019 which we previously announced at our Investor Day in January.  This guidance included sales in the range of $2.1 to $2.2 billion, diluted earnings per share from continuing operations in the range of $2.50 to $2.80, and adjusted EBITDA in the range of $180 to $190 million.”

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on March 20, 2018. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 46019253). The replay will be available from 7:15 p.m. CST on March 20, 2018, until 10:59 p.m. CST on March 27, 2018.

About AAR

AAR is a global aftermarket solutions company that employs more than 5,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include mobility systems; command and control centers in support of military and humanitarian missions; and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2017. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended February 28,		Nine Months Ended February 28,
Consolidated Statements of Income (In millions except per share data - unaudited)	2018	2017	2018	2017

Sales	$456.3	$407.2	$1,274.8	$1,140.3
Cost and expenses:
Cost of sales	378.7	340.7	1,064.9	954.8
Selling, general and administrative	53.4	43.1	146.7	126.6

Operating income	24.2	23.4	63.2	58.9

Interest expense, net	(2.2)	(1.3)	(5.7)	(3.7)
Other expense	(0.5)	—	(0.5)	—

Income from continuing operations before income tax expense (benefit)	21.5	22.1	57.0	55.2
Income tax expense (benefit)	(9.8)	7.7	1.4	19.5
Income from continuing operations	31.3	14.4	55.6	35.7
Loss from discontinued operations	(15.8)	(0.7)	(52.0)	(0.4)
Net income	$15.5	$13.7	$3.6	$35.3

Earnings per share — basic:
Continuing operations	$0.91	$0.43	$1.62	$1.05
Discontinued operations	(0.46)	(0.02)	(1.52)	(0.01)
Earnings per share — Basic	$0.45	$0.41	$0.10	$1.04

Earnings per share — diluted:
Continuing operations	$0.90	$0.42	$1.60	$1.04
Discontinued operations	(0.46)	(0.02)	(1.52)	(0.01)
Earnings per share — Diluted	$0.44	$0.40	$0.08	$1.03

Share Data:

Average shares outstanding — Basic	34.0	33.7	34.1	33.9
Average shares outstanding — Diluted	34.5	34.2	34.5	34.3

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	February 28, 2018	May 31, 2017
	(Unaudited)
Cash and cash equivalents	$23.9	$10.3
Current assets	933.6	888.4
Current liabilities (excluding debt accounts)	326.5	334.9
Net property, plant and equipment	135.3	117.2
Total assets	1,512.2	1,504.1
Total debt	196.2	156.2
Stockholders’ equity	915.2	914.2
Book value per share	$26.45	$26.58
Shares outstanding	34.6	34.4

	Three Months Ended February 28,		Nine Months Ended February 28,
Sales By Business Segment (In millions - unaudited)	2018	2017	2018	2017
Aviation Services	$426.4	$382.8	$1,189.3	$1,064.1
Expeditionary Services	29.9	24.4	85.5	76.2
	$456.3	$407.2	$1,274.8	$1,140.3

	Three Months Ended February 28,		Nine Months Ended February 28,
Gross Profit by Business Segment (In millions - unaudited)	2018	2017	2018	2017
Aviation Services	$71.7	$63.2	$195.5	$172.6
Expeditionary Services	5.9	3.3	14.4	12.9
	$77.6	$66.5	$209.9	$185.5

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted EBITDA and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe these non-GAAP financial measures are relevant and useful for investors as they provide a better understanding of our actual operating performance unaffected by the impact of severance charges and other items.  When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete.  Adjusted EBITDA is income (loss) from continuing operations before interest expense, interest income, income taxes (benefit), depreciation and amortization, stock-based compensation and other items of an unusual nature including severance and gains on certain asset sales.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Net Debt (In millions- unaudited)	February 28, 2018	February 28, 2017
Total debt	$196.2	$169.2
Less: Cash and cash equivalents	(23.9)	(10.1)
Net debt	$172.3	$159.1

	Three Months Ended February 28,		Nine Months Ended February 28,
Adjusted Income from Continuing Operations (In millions - unaudited)	2018	2017	2018	2017
Income from continuing operations	$31.3	$14.4	$55.6	$35.7
Deferred tax re-measurement from the Tax Cuts and Jobs Act	(13.0)	—	(13.0)	—
Impact of new lower tax rate on first half pre-tax income	(1.8)	—	(1.8)	—
Early retirement and severance charges, net of tax	0.8	(0.1)	1.3	0.4
Adjusted Income from Continuing Operations	$17.3	$14.3	$42.1	$36.1

	Three Months Ended February 28,		Nine Months Ended February 28,
Adjusted Diluted Earnings per Share from Continuing Operations (In millions - unaudited)	2018	2017	2018	2017
Diluted earnings per share from continuing operations	$0.90	$0.42	$1.60	$1.04
Deferred tax re-measurement from the Tax Cuts and Jobs Act	(0.38)	—	(0.38)	—
Impact of new lower tax rate on first half pre-tax income	(0.05)	—	(0.05)	—
Early retirement and severance charges, net of tax	0.02	—	0.04	0.01
Adjusted diluted earnings per share from continuing operations	$0.49	$0.42	$1.21	$1.05

	Three Months Ended February 28,		Nine Months Ended February 28,
Adjusted EBITDA (In millions - unaudited)	2018	2017	2018	2017
Net income	$15.5	$13.7	$3.6	$35.3
Loss from discontinued operations	15.8	0.7	52.0	0.4
Income tax expense (benefit)	(9.8)	7.7	1.4	19.5
Other expense	0.5	—	0.5	—
Interest expense, net	2.2	1.3	5.7	3.7
Depreciation and intangible amortization	10.6	9.1	31.4	26.2
Early retirement and severance charges	1.1	0.1	1.9	0.6
Gain on asset disposal	—	—	—	(2.6)
Stock-based compensation	3.3	2.8	8.7	7.6
Adjusted EBITDA	$39.2	$35.4	$105.2	$90.7